EXHIBIT 99.1

For Immediate Release

CONSOLIDATED WATER CO. LTD. REPORTS SECOND QUARTER
OPERATING RESULTS

GEORGE TOWN, Grand Cayman, Cayman Islands (August 9, 2010) — Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the second quarter and first half of 2010.  The Company will host an investor conference call tomorrow – Tuesday, August 10, 2010 — at 11:00 a.m. EDT (see details below).

Total revenues for the three months ended June 30, 2010 declined 18% to approximately $12.7 million, compared with approximately $15.5 million in the quarter ended June 30, 2009.  All three of the Company’s business segments reported lower revenues in the most recent quarter than in the prior-year period, with the greatest decline recorded in the Services business segment.

Retail water revenues declined 3% to approximately $6.0 million in the second quarter of 2010, versus approximately $6.2 million in the prior-year quarter, due to inflation index-related decreases in base rates that went into effect during the first quarter of 2010.  The volume of gallons sold in the second quarter of 2010 by the retail business segment declined approximately 5% from prior-year levels.  Bulk water revenues decreased 4% to approximately $6.2 million, compared with $6.4 million in the year-earlier quarter, reflecting the annual adjustment made during the first quarter to the base rates charged by Ocean Conversion Cayman due to the downward movement in the consumer price indices used to determine such rates, and the loss of revenues from the Red Gate plant, which was not in operation in the second quarter of 2010 due to its refurbishment.  The volume of water sold by the bulk segment was approximately the same in the second quarters of 2009 and 2010, respectively.  Services revenues decreased 83% to approximately $0.5 million, compared with approximately $2.8 million in the second quarter of 2009, reflecting reduced construction activity.

Net income attributable to stockholders declined 73% to $1,033,075, or $0.07 per diluted share, in the quarter ended June 30, 2010, compared with net income of $3,867,616, or $0.27 per diluted share, in the quarter ended June 30, 2009.  The decrease in net income was primarily due to the results of the Company’s services business segment and incremental business development expenses, partially offset by the recognition of $82,403 in earnings on the Company’s investment in OC-BVI, its British Virgin Islands (“BVI”) affiliate, in the most recent quarter.  OC-BVI’s earnings were primarily due to revenues generated by the Bar Bay plant on the island of Tortola.  In the three months ended June 30, 2009, the Company recognized a loss from its investment in OC-BVI totaling $(589,022) due to OC-BVI’s contractual dispute with the BVI Government relating to its Baughers Bay plant.

Consolidated gross profit decreased 44% to approximately $4.2 million (33% of revenues) in 2010’s second quarter, versus approximately $7.6 million (49% of revenues) a year earlier.  Gross profit on retail revenues approximated $3.4 million (56% of revenues) in the most recent quarter, compared with approximately $3.8 million (61% of revenues) in the quarter ended June 30, 2009.  The decline in retail gross profit margins reflected the annual adjustment of the Company’s base water rates during the first quarter of 2010, which decreased due to downward movement in consumer price indices used to determine such rates, and a decline of approximately 5% in the volume of gallons sold, when compared with the prior-year quarter.  Gross profit on bulk revenues declined 21% to approximately $1.2 million (19% of revenues) in the second quarter of 2010, from approximately $1.5 million (23% of revenues) in the year-earlier quarter, due to the rate adjustment and Red Gate factors discussed above. The services segment recorded a negative gross profit of approximately ($0.3 million) in the three months ended June 30, 2010, compared with a gross profit of approximately $2.3 million a year earlier.  The decline in gross profits in the services segment reflected lower revenues due to a reduction in construction activity and liquidated damages of $260,000 assessed by the Water Authority Cayman as a result of the Company’s inability to complete the refurbishment and commissioning of the Red Gate plant by its contract deadline.

General and administrative expenses increased to $3,150,633 in the second quarter of 2010, versus $2,670,059 in the second quarter of 2009, reflecting a $479,000 increase in  professional fees, primarily attributable to the project development activities of the Company’s newly formed consolidated Mexico joint venture, N.S.C. Agua, S.A. de C.V.

Interest income approximately doubled to $302,040 in the second quarter of 2010, versus $150,373 in the second quarter of 2009, due to interest earned on the loan receivable from the Water Authority Cayman arising from the completion and sale of the North Side Water Works plant.  Interest expense declined to $398,822, from $443,824 in the prior-year period.  Other income totaled $27,090 in the three months ended June 30, 2010, versus $47,856 in the quarter ended June 30, 2009.

“Our disappointing second quarter was substantially impacted by a decline in new project activity compared to last year and by additional costs and liquidated damages resulting from the delayed commissioning of the Red Gate plant for Water Authority Cayman,” stated Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd.  “Red Gate was a challenging project because it was a refurbishment of a 22 year old plant and we priced our proposal accordingly.  Unfortunately we were delayed due to a variety of factors, including the failure of a key plant component that was purchased from a third party and this increased our costs beyond the level we had expected in the first quarter.  Higher professional fees related to the project development activities of our newly formed consolidated Mexico joint venture increased our general and administrative costs during the quarter and we expect this trend to continue as we continue to commit resources in the pursuit of this project into next year.”

“In May 2010, we acquired, through a subsidiary, a 50% interest in N.S.C. Agua, S.A. de C.V. (“NSC”), a Mexican company.  NSC was formed to pursue a project encompassing the construction, ownership and operation of a seawater reverse osmosis desalination plant in Baja California, Mexico, and an accompanying pipeline to deliver water to the U.S. border.  While this is a speculative venture in the early stages of its development, we and our partners believe that such a project can be successful due to a growing need for a new potable water supply for the areas of Baja California in Mexico and Southern California in the United States.  In the most recent quarter, we incurred approximately $504,000 in general and administrative expenses, primarily consisting of organizational costs and legal and other professional fees, related to the Mexico joint venture.”

“While we continue to pursue opportunities in the Caribbean market, competition for new projects in this region has increased with the entrance of several new players which has significantly compressed profit margins on projects, so we are developing businesses with strategic partners in other places where we believe we can successfully employ our business model and our significant experience operating seawater desalination plants in challenging environments.  The Mexican project is but one example of the opportunities that we believe exist for us outside the Caribbean.”

“Although our second quarter earnings were down significantly from the year-earlier period, performance of our retail and bulk segments was consistent with our expectations given the inflation related rate adjustments that were implemented in January, and we continued to generate positive cash flow from our operations,” continued McTaggart.  “Net cash provided from operating activities was approximately $3.4 million in the most recent quarter, and our $45.4 million in cash balances as of June 30, 2010 were approximately $1.0 million higher than at the end of last year.  We ended the second quarter with over $52.3 million in working capital, a healthy current ratio of 6.8-to-1.0, approximately $126.3 million in stockholders’ equity, and only $20.5 million in outstanding debt. As a result of our strong cash position, we have elected to prepay $1.5 million of our Bahamian bonds payable at the end of next month.  Our healthy balance sheet will enable us to pursue future growth opportunities in the Caribbean and around the world.”

For the six months ended June 30, 2010, total revenues declined 13% to approximately $27.4 million, compared with approximately $31.3 million in the first half of 2009.  Retail water revenues declined 3% to approximately $12.4 million in the first half of 2010, versus approximately $12.8 million in the prior-year period.  Bulk water revenues decreased 3% to approximately $12.5 million, compared with $12.8 million in the year-earlier period.  Services revenues decreased 56% to approximately $2.5 million, compared with approximately $5.7 million for the six months ended June 30, 2009.

Net income attributable to stockholders declined 36% to $4,110,011, or $0.28 per diluted share, in the first half of 2010, compared with net income of $6,417,761, or $0.44 per diluted share, in the corresponding period of the previous year.  The decrease in net income was significantly impacted by the results of the Company’s services business segment.  The Company recognized $295,112 in earnings on its investment in OC-BVI, its British Virgin Islands (“BVI”) affiliate, in the first half of 2010, compared with a loss from its investment in OC-BVI of $(1,198,021) in the prior-year period.

Consolidated gross profit decreased 28% to approximately $9.7 million (35% of revenues) for the six months ended June 30, 2010, versus approximately $13.6 million (43% of revenues) in the year-earlier period.  Gross profit on retail revenues declined 11% to approximately $6.9 million (56% of revenues) in the first half of 2010, compared with approximately $7.8 million (61% of revenues) in first half of 2009.  Gross profit on bulk revenues decreased 13% to approximately $2.5 million (20% of revenues), from approximately $2.9 million (23% of revenues) in the year-earlier period. The services segment recorded a gross profit of approximately $0.3 million in the six months ended June 30, 2010, compared with a gross profit of approximately $2.9 million a year earlier.

General and administrative expenses increased to $5,615,699 in the first half of 2010, versus $5,171,266 in the corresponding period of the previous year, primarily reflecting the project development activities of the Company’s newly formed consolidated Mexico joint venture.

Interest income increased 96% to $604,215 in the first half of 2010, versus $308,673 in the second quarter of 2009.  Interest expense declined to $803,635, from $870,052 in the prior-year period.  Other income totaled $77,957 for the six months ended June 30, 2010, versus $93,262 for the six months ended June 30, 2009.

The Company will host a conference call at 11:00 a.m. EDT tomorrow – Tuesday, August 10, 2010.  Shareholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international/local participants dial 412-858-4600) and requesting participation in the “Consolidated Water Conference Call” a few minutes before 11:00 a.m. EDT on August 10, 2010.   A replay of the conference call will be available one hour after the call through August 17, 2010 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID 443505.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas and Bermuda.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands.  The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”.  Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the manner in which the disputed issues between OC-BVI and the BVI Government are resolved, the ability to successfully secure contracts for water projects, the ability to develop and operate such projects profitably and the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 427-6283 or via e-mail at info@cwco.com
http://www.cwco.com
 or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$45,354,320	$44,429,190
Accounts receivable, net	11,380,937	9,980,928
Inventory	1,407,463	1,832,564
Prepaid expenses and other current assets	1,828,993	1,689,874
Current portion of loans receivable	1,216,139	1,216,098
Total current assets	61,187,852	59,148,654

Property, plant and equipment, net	57,917,887	60,245,525
Construction in progress	1,023,952	1,000,882
Costs and estimated earnings in excess of billings - construction project	3,508,694	1,872,552
Inventory non-current	3,711,713	3,352,054
Loans receivable	10,276,145	10,875,848
Investment in affiliate	8,705,632	9,157,995
Intangible assets, net	1,815,196	1,919,656
Goodwill	3,587,754	3,587,754
Other assets	3,197,398	3,314,861
Total assets	$154,932,223	$154,475,781

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$4,909,676	$6,187,606
Dividends payable	1,153,495	1,152,702
Current portion of long term debt	2,871,816	1,322,483
Total current liabilities	8,934,987	8,662,791
Long term debt	17,608,317	19,806,784
Other liabilities	454,163	465,408
Total liabilities	26,997,467	28,934,983
Equity
Consolidated Water Co. Ltd. stockholders' equity

Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 22,319 and 17,192 shares, respectively	13,390	10,315
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 14,546,972 and 14,541,878 shares, respectively	8,728,183	8,725,127
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued or outstanding	-	-
Additional paid-in capital	81,286,875	80,990,686
Retained earnings	36,291,788	34,365,640
Total Consolidated Water Co. Ltd. stockholders' equity	126,320,236	124,091,768
Noncontrolling interests	1,614,520	1,449,030
Total equity	127,934,756	125,540,798
Total liabilities and equity	$154,932,223	$154,475,781

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Retail water revenues	$6,039,827	$6,221,384	$12,425,233	$12,758,714
Bulk water revenues	6,196,278	6,431,215	12,454,220	12,838,209
Services revenues	463,380	2,802,399	2,497,344	5,722,133

Total revenues	12,699,485	15,454,998	27,376,797	31,319,056

Cost of retail revenues	2,653,139	2,419,393	5,506,724	4,968,514
Cost of bulk revenues	5,031,068	4,950,144	9,928,430	9,936,718
Cost of services revenues	783,976	498,408	2,224,091	2,846,276

Total cost of revenues	8,468,183	7,867,945	17,659,245	17,751,508

Gross profit	4,231,302	7,587,053	9,717,552	13,567,548

General and administrative expenses	3,150,633	2,670,059	5,615,699	5,171,266

Income from operations	1,080,669	4,916,994	4,101,853	8,396,282

Other income (expense):
Interest income	302,040	150,373	604,215	308,673
Interest expense	(398,822)	(443,824)	(803,635)	(870,052)
Other income	27,090	47,856	77,957	93,262
Equity in earnings (loss) of affiliate	82,403	(589,022)	295,112	(1,198,021)

Other income (expense), net	12,711	(834,617)	173,649	(1,666,138)

Net income	1,093,380	4,082,377	4,275,502	6,730,144

Income attributable to noncontrolling interests	60,305	214,761	165,491	312,383

Net income attributable to Consolidated Water Co. Ltd. stockholders	$1,033,075	$3,867,616	$4,110,011	$6,417,761

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.07	$0.27	$0.28	$0.44
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.07	$0.26	$0.28	$0.44

Dividends declared per common share	$0.075	$0.065	$0.150	$0.130

Weighted average number of common shares used in the determination of:

Basic earnings per share	14,545,517	14,531,991	14,543,707	14,531,092

Diluted earnings per share	14,604,238	14,596,670	14,602,580	14,570,033